Exhibit 99.1

Media Contact	Investor Contact
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

WEBSTER PROMOTES JOHN R. CIULLA TO PRESIDENT

WATERBURY, Conn., October 28, 2015 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced that its board of directors promoted John R. Ciulla to president of the bank and the bank holding company and appointed him to the bank’s board of directors. In addition, the board appointed Joseph J. Savage to executive vice chairman of the bank and the bank holding company. Both report to James C. Smith, chairman and chief executive officer.

In his new role, Ciulla, previously executive vice president and head of Commercial Banking, will add reporting responsibilities for Community Banking, Webster Private Bank, and Marketing.

“John’s promotion to president recognizes his outstanding leadership and Commercial Banking’s consistently strong performance,” said Smith. “As head of the unit, he has continued Commercial Banking’s growth trajectory, driving strong revenue growth, earning in excess of the unit’s cost of capital, maintaining strong asset quality, expanding Webster’s commercial banking footprint, and developing his strong management team.”

Savage, formerly president, retains oversight of Human Resources and directly oversees the bank’s programs for leadership development, incentive compensation, and employee engagement. He will continue to serve as a member of the bank’s board.

Smith said, “As president, Joe has contributed mightily to our progress toward our goal of becoming the highest performing mid-size bank in the country as measured by financial performance, customer satisfaction, and growth in key segments. He will continue to work closely with me in formulating strategy and will lead key external client initiatives.”

Ciulla joined Webster in 2004 as senior vice president for middle market banking and has served in a variety of management positions with increasing responsibility, including as chief credit risk officer from 2008 to 2010. As executive vice president and head of middle market banking from 2011 to 2013, he was responsible for several business units prior to his January 2014 promotion to lead Commercial Banking.

Prior to joining Webster, Ciulla worked at The Bank of New York where he was most recently managing director. He practiced law in New York as an associate with McDermott Will & Emery and with Hughes Hubbard. He serves on the board of the Connecticut Business and Industry Association. Ciulla earned his bachelor’s degree in political science and history from Williams College, his MBA from the Columbia Business School, and his law degree from Fordham University School of Law.

Savage joined Webster in 2002 as executive vice president and head of Commercial Banking. He was promoted to president and appointed to the bank’s board of directors in January 2014. Prior to joining Webster, Savage was executive vice president of the Communications and Energy banking group for CoBank in Denver, Colorado.

Savage serves as a director of the MetroHartford Alliance and the Travelers Championship Committee. He serves on the boards of The Bushnell and the Connecticut Bankers Association. He chaired the 2013-14 Campaign for United Way of Central and Northeastern Connecticut. He earned his bachelor’s degree from Manhattan College and his MBA from Seton Hall University.

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Webster Financial Corporation is the holding company for Webster Bank, National Association. With $24.1 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 163 banking centers, 316 ATMs, telephone banking, mobile banking, and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

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